                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.20549

                                   FORM 8-K/A

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of Earliest Event Reported): February 12, 1999

                             FIRSTMERIT CORPORATION
             (Exact name of registrant as specified in its charter)


OHIO                                     0-10161              34-1339938
(State or other jurisdiction of        (Commission      (IRS employer
incorporation or organization)         file number)     identification number)



III CASCADE PLAZA, 7TH FLOOR AKRON, OHIO     44308           (330)996-6300
(Address of Principal Executive Offices)   (Zip Code)      (Telephone Number)


                                    Copy to:

                                 Kevin C.O'Neil
                                Brouse McDowell
                            500 First National Tower
                             Akron, Ohio 44308-1471
                                 (330)434-5207

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Item 7 to the Form 8-K filed on March 5, 1999 is hereby amended and supplemented as follows:

(a)Attached hereto and incorporated by reference herein are the consolidated balance sheets of Signal Corp and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1998.

(b)Not Applicable.

(c)Not Applicable.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             FIRSTMERIT CORPORATION


Dated: April 21, 1999        By:/s Austin J. Mulhern
                                 ---------------------------------
                                 Austin J. Mulhern, Senior Vice President and
                                                    Chief Financial Officer

[logo]KPMG

                                  SIGNAL CORP

                              Financial Statements

                           December 31, 1998 and 1997

                  (With Independent Auditors' Report Thereon)

[logo]KPMG

          1500 National City Center
          1900 East Ninth Street
          Cleveland, OH 44114-3495

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
FirstMerit Corporation
Akron, Ohio:

We have audited the accompanying consolidated balance sheets of Signal Corp and Subsidiaries (the Corporation) as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of First Shenango Bancorp, Inc., a wholly owned subsidiary, as of December 31, 1997, and for the years ended December 31, 1997 and 1996, which statements reflect total assets constituting 20% in 1997 and total revenues constituting 20% and 23% in 1997 and 1996, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for First Shenango Bancorp, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors; the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signal Corp and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                    KPMG LLP

March 5, 1999

SIGNAL CORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


------------------------------------------------------------------------------------------
December 31: ($000's)                                                1998            1997
------------------------------------------------------------------------------------------
ASSETS:
------------------------------------------------------------------------------------------
Cash and due from banks                                         $    82,047    $    34,393
Securities available for sale                                       311,472        348,468
Securities held to maturity(a)                                       72,650         70,959
Other short term investments                                         19,234         32,795
Loans held for sale                                                  40,912         90,379
Loans and leases:
     Residential mortgage loans                                     620,249        676,129
     Commercial loans                                               114,623         64,808
     Commercial mortgage loans                                      104,338        101,582
     Commercial lease financing                                      19,029         41,909
     Finance contracts                                               20,861          4,585
     Manufactured housing loans                                     283,308        110,827
     Consumer loans                                                 191,729        175,871
     Allowance for credit losses                                    (17,200)        (8,773)
------------------------------------------------------------------------------------------
     Net loans and leases                                         1,336,937      1,166,938
Premises and equipment, net                                          22,301         21,073
Intangible assets                                                    28,194         32,062
Other assets                                                         36,495         35,320
------------------------------------------------------------------------------------------
TOTAL ASSETS                                                    $ 1,950,242    $ 1,832,387
------------------------------------------------------------------------------------------
LIABILITIES:
------------------------------------------------------------------------------------------
Deposits:
     Non-interest bearing demand                                $    68,345    $    52,545
     Interest bearing demand                                        274,106        212,120
     Savings                                                        256,545        214,289
     Certificates and other time deposits                           785,419        777,942
------------------------------------------------------------------------------------------
     Total deposits                                               1,384,415      1,256,896
Short term borrowings                                               183,435        124,275
Long term borrowings                                                172,670
Other liabilities                                                    21,883         27,926
------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                 1,762,403      1,679,790
------------------------------------------------------------------------------------------
Company obligated mandatorily redeemable preferred securities        50,000          -
SHAREHOLDERS' EQUITY:
------------------------------------------------------------------------------------------
Preferred stock(b)                                                    9,299          9,917
Common stock(c)                                                      12,013          9,748
Additional paid-in capital                                           69,844         64,276
Retained earnings                                                    45,657         75,947
Treasury stock, at cost                                                (583)        (8,535)
Accumulated other comprehensive income                                1,609          1,244
------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                          137,839        152,597
------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $ 1,950,242    $ 1,832,387
------------------------------------------------------------------------------------------

(a)Market value $72,929 in 1998 and $71,059 in 1997.
(b)Preferred stock, no par value; authorized 1,500,000 shares; Series B 403,232, and 429,892 shares issued and outstanding, respectively.
(c)Common stock, $1.00 par value; authorized 40,000,000 shares.

See accompanying notes to consolidated financial statements.

SIGNAL CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


----------------------------------------------------------------------------------------------------------
For the years ended December 31: ($000's except per share data)       1998             1997          1996
----------------------------------------------------------------------------------------------------------
INTEREST INCOME:
----------------------------------------------------------------------------------------------------------
 Loans and leases                                                  $109,416         $89,463        $76,168
 Securities available for sale                                       22,907          24,573         18,869
 Securities held to maturity                                          4,563           5,686          5,288
 Other                                                                2,574           1,248            904
----------------------------------------------------------------------------------------------------------
Total interest income                                               139,460         120,970        101,229
----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
----------------------------------------------------------------------------------------------------------
Interest on deposits:
     Interest checking and money markets                              7,534           4,090          2,727
     Savings                                                          6,899           5,914          5,724
     Certificates of deposit                                         45,063          38,100         32,507
----------------------------------------------------------------------------------------------------------
Total interest on deposits                                           59,496          48,104         40,958
Short-term borrowings                                                 6,642          10,182          6,753
Long-term debt                                                       22,587          18,226         15,296
----------------------------------------------------------------------------------------------------------
Total interest expense                                               88,725          76,512         63,007
----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                  50,735          44,458         38,222
Provision for credit losses                                          12,538           1,615          1,259
----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES                38,197          42,843         36,963
----------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME
Manufactured housing income (loss)                                  (21,070)         14,684         11,580
Mortgage banking income                                               9,086           5,168          3,515
Customer service fee income                                           8,626           5,562          2,655
Net securities gains                                                     21           1,157            584
Other income                                                          4,305           2,187            563
----------------------------------------------------------------------------------------------------------
Total non-interest income                                               968          28,758         18,897
----------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
----------------------------------------------------------------------------------------------------------
Personnel                                                            33,190          19,593         13,963
Loss on sale of subsidiary                                            5,410             -              -
Net occupancy expense                                                 5,130           4,031          3,002
Outside services, data processing and communications                  5,356           3,487          2,984
Professional fees                                                     2,649           1,771          1,671
Amortization of intangibles                                           2,924           1,798          1,119
Other                                                                14,351           9,590          7,701
Non-recurring expenses (a)                                            4,596           1,209          5,011
----------------------------------------------------------------------------------------------------------
Total non-interest expense                                           73,606          41,479         35,451
----------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                                   (34,441)         30,122         20,409
Provision for income taxes                                           (9,480)         11,088          7,549
----------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                  ($24,961)        $19,034        $12,860
----------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax
     Unrealized gain (loss) on available for sale securities            365           2,199         (2,299)
----------------------------------------------------------------------------------------------------------
Comprehensive income (loss)                                        ($24,596)        $21,233        $10,561
----------------------------------------------------------------------------------------------------------
Net income (loss) applicable to common stock                       ($25,652)        $17,450        $11,164
----------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER COMMON SHARE:
     Basic                                                           ($2.22)          $1.93          $1.29
     Diluted                                                         ($2.22)          $1.57          $1.09
----------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
     Basic                                                       11,576,709       9,050,918      8,670,249
     Diluted                                                     11,576,709      12,151,159     11,828,502
----------------------------------------------------------------------------------------------------------


(a) Nonrecurring expenses in 1998 and 1997 reflect expenses incurred pursuant to the Corporation's acquisitions of First Shenango Bancorp (total non-recurring expenses of $6.5 million) and Summit Bank N.A., respectively. Nonrecurring expenses in 1996 of $5.0 million reflect a one-time assessment for the recapitalization of the Savings Association Insurance Fund (SAIF).

See accompanying notes to consolidated financial statements.

SIGNAL CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Accumulated
                                                                               Additional                          Other
Years ended December 31, 1998, 1997, 1996                  Preferred   Common   Paid-In   Retained   Treasury  Comprehensive  Total
($000's except per share data)                                Stock     Stock   Capital   Earnings    Stock        Income
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1996                                   24,132     6,083    36,207     60,533   (4,143)        1,344   124,156
Net income                                                                                  12,860                           12,860
Cash dividends:
   Common stock $.30 per share                                                             (2,694)                          (2,694)
   Series A preferred stock - $1.75 per share                                                (870)                            (870)
   Series B preferred stock - $1.63 per share                                                (795)                            (795)
Amortization of unearned compensation on ESOP shares                                127                  176                    303
Proceeds from exercise of common stock options                                       74                  236                    310
Contribution of  shares to the  401(k) plan                                                              101                    101
Conversion and redemption of Series A and Series B
   preferred shares to common shares                          (459)                 198                  261                     -
Purchase of Series A preferred  stock                         (639)               (879)                                     (1,518)
Purchase of Series B preferred stock                          (341)               (143)                                       (484)
Purchase of treasury stock                                                                           (6,317)                (6,317)
Issuance of common shares in MCi  acquisition                             279     5,309                                       5,588
10% common stock dividend                                                 369     8,654    (9,023)                               -
Unrealized loss on securities available for sale                                                                  (2,299)   (2,299)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                                 22,693     6,731    49,547     60,011   (9,686)        (955)   128,341
Net income                                                                                  19,034                           19,034
Cash dividends:
   Common stock - $.34 per share                                                           (3,265)                          (3,265)
   Series A preferred stock - $1.75 per share                                                (861)                            (861)
   Series B preferred stock - $1.63 per share                                                (723)                            (723)
Amortization of unearned compensation on ESOP shares                                199                  124                    323
Issuance of common shares in Summit acquisition                           549     4,911      1,499                   (44)     6,915
Proceeds from exercise of common stock options                                    (161)                1,088                    927
Tax benefit on stock options exercised                                                         257                              257
Contribution of shares to the 401(k) plan                                                                133                    133
Conversion and redemption of Series A and Series B
   preferred shares to common shares                       (12,776)     1,455    10,793                  528                     -
Purchase of treasury stock                                                                             (722)                  (722)
25% common stock dividend                                               1,013   (1,013)        (5)                              (5)
Unrealized gain on securities available for sale                                                                    2,243     2,243
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                                  9,917     9,748    64,276     75,947   (8,535)        1,244    152,597
Net loss                                                                                  (24,961)                         (24,961)
Cash dividends:
   Common stock $0.42 per share                                                            (4,638)                          (4,638)
   Series B preferred stock - $1.63 per share                                                (691)                            (691)
Amortization of unearned compensation on ESOP shares                              1,243                 (48)                  1,195
Proceeds from exercise of common  stock options                           269     3,744                2,796                  6,809
Contribution of shares to the 401(k) plan                                                                413                    413
Conversion and redemption of Series B
   preferred shares to common shares                          (618)                 332                  286                     -
Cancellation of treasury stock                                           (18)   (4,383)                4,401                     -
Termination of ESOP shares                                                (1)     (103)                  104                     -
Restricted stock                                                          184     5,531                                       5,715
Tax  benefit on restricted stock and stock options exercised                      1,035                                       1,035
25% common stock dividend                                               1,831   (1,831)                                          -
Unrealized gain on securities available for sale                                                                      365       365
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                                 $9,299   $12,013   $69,844    $45,657    ($583)       $1,609  $137,839
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

SIGNAL CORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS


--------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31: ($000's)                                                      1998           1997          1996
--------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
--------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                         ($24,961)        $19,034       $12,860
Adjustments to reconcile net income (loss) to net cash used by operating activities:
     Loss on sale of subsidiary                                                               5,410            -             -
     Provision for credit losses                                                             12,538          1,615         1,259
     Depreciation and amortization                                                            7,627          6,073         3,154
     Restricted stock                                                                         5,715            -             -
     Amortization of unearned compensation on ESOP shares                                     1,195            322           301
     Net securities gains                                                                      (21)        (1,157)         (584)
     Net gain on sales of loans                                                             (9,937)        (9,740)       (3,917)
     Proceeds from sales of loans held for sale                                             518,951        261,197       274,705
     Origination of loans held for sale                                                   (459,547)      (259,102)     (324,505)
     (Increase) decrease in other assets                                                    (3,786)       (45,034)         6,707
     (Decrease) increase in other liabilities                                                 2,136          (959)         6,486
--------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED BY) OPERATING ACTIVITIES                                          55,320       (27,751)      (23,534)
--------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
--------------------------------------------------------------------------------------------------------------------------------
Proceeds from sales of securities available for sale                                         78,177        100,277        76,784
Proceeds from calls, paydowns and maturities of securities available for sale               240,561         73,151        97,507
Purchases of securities available for sale                                                (287,384)      (230,173)     (170,519)
Purchases of securities held to maturity                                                   (25,000)        (1,417)       (9,638)
Proceeds from maturities of securities held to maturity                                      23,309         15,442        14,596
(Increase) decrease in other short-term investments                                          13,561        (8,878)       (1,618)
Increase in loans and leases                                                              (222,306)      (146,209)     (153,669)
Purchases of premises and equipment, net                                                    (6,553)        (6,788)       (4,025)
Net cash from purchases and sales of subsidiaries and other acquisitions                       (21)          2,556          -
--------------------------------------------------------------------------------------------------------------------------------
NET CASH USED BY INVESTING ACTIVITIES                                                     (185,656)      (202,039)     (150,582)
--------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
--------------------------------------------------------------------------------------------------------------------------------
Increase in core deposits                                                                   127,519         93,779        84,651
Acquisition of deposits                                                                         -          150,800        24,606
Net change in short-term borrowings                                                          60,485       (38,766)        93,103
Net change in long-term debt                                                               (61,907)         34,863       (9,080)
Proceeds from issuance of company obligated
                 mandatorily redeemable preferred securities                                 50,000            -            -
Cash dividends paid                                                                         (5,329)        (4,786)       (4,341)
Proceeds from common stock transactions                                                       7,222          1,185           311
Purchases of treasury stock                                                                     -            (722)       (6,317)
Purchases of preferred stock                                                                    -              -         (2,002)
--------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                   177,990        236,353       180,931
--------------------------------------------------------------------------------------------------------------------------------
INCREASE IN CASH AND DUE FROM BANKS                                                          47,654          6,563         6,815
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR                                                 34,393         27,830        21,015
--------------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR                                                      $82,047        $34,393       $27,830
--------------------------------------------------------------------------------------------------------------------------------


The Corporation paid Federal income taxes of $2,872, $8,834, and $7,320 in 1998, 1997 and 1996, respectively.

The Corporation paid interest of $87,051, $75,202, and $62,549, in 1998, 1997, and 1996, respectively.

See accompanying notes to consolidated financial statements.

SIGNAL CORP AND SUBSIDIARIES
FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
POLICIES

NATURE OF OPERATIONS
     Signal Corp ("The Corporation") conducts its principal activities through its banking and non-banking subsidiaries with 29 banking offices located throughout north central Ohio and four banking offices in western Pennsylvania and non-banking facilities in Ohio and Indiana doing business in 41 states. Principal activities include commercial and retail banking, investment services and brokering and servicing manufactured housing finance contracts.

BASIS OF PRESENTATION
     The Consolidated Financial Statements include the accounts of Signal Corp and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.
     The preparation of Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES
     Securities are classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity, and which management has the intent and ability to hold to maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in shareholders' equity as accumulated other comprehensive income or in income, respectively. The cost of securities sold is based on the specific identification method.
     Other short term investments consist primarily of interest bearing deposits with the Federal Home Loan Bank of Cincinnati and the Federal Home Loan Bank of Pittsburgh (collectively "FHLB").

LOANS AND LEASES
     Interest income on loans is based on the principal balance outstanding. The accrual of interest for commercial, construction and mortgage loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on non-accrual status when principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. When a loan is placed on non-accrual status, all previously accrued and unpaid interest is reversed against income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

     Direct loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the estimated life of the related loans or commitments as a yield adjustment. Net deferred loan fees or costs related to loans paid off or sold are included in income at the time of payoff or sale.
     Income on direct financing leases is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment.
     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rates or the fair value of the underlying collateral. Impaired loans have been defined as all nonaccrual loans.
     Loans held for sale are valued at the lower of aggregate cost or market value as determined by outstanding commitments from investors or current investor yield requirements and were $40.9 million and $90.4 million at December 31, 1998, and 1997, respectively. Included in loans held for sale at December 31, 1997 was $50 million of manufactured housing loans. The Corporation has commitments to sell residential mortgage loans held for sale in the secondary market. Gains and losses on residential mortgage loans sold are recorded at the time of the sale and are recognized as mortgage banking income.
     The Corporation records an asset upon sale or securitization of loans with servicing retained and allocates the total cost of loans to the servicing rights and the loans based on their relative fair values. The resulting servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Servicing rights are assessed for impairment recognized through a valuation allowance. For purposes of measuring impairment, the rights are stratified based on interest rate and original maturity.

ALLOWANCE FOR CREDIT LOSSES
     The allowance is maintained at a level management considers to be adequate to absorb potential loan and lease losses. Credit losses are charged and recoveries are credited to the allowance. Provisions for credit losses are based on management's review of the historical credit loss experience and such other factors which, in management's judgement, deserve consideration under existing economic conditions in estimating potential credit losses.

PREMISES AND EQUIPMENT
     Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed on the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expenses as incurred.

INTANGIBLE ASSETS
     Intangible assets, primarily premiums on purchased deposits, are amortized on a straight-line basis generally over a period of up to 15 years. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity, assets or liabilities acquired. Amortization of intangible assets was $2.9 million, $1.8 million, and $1.1 million in 1998, 1997, and 1996, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS
     The Corporation has entered into interest rate swap agreements to achieve a lower aggregate borrowing cost on certain fixed-rate long-term borrowings. Net interest expense resulting from the differential between exchanging fixed-rate and floating interest payments is recorded on an accrual basis as an adjustment to the interest expense of the associated liability.
     The Corporation periodically hedges the value of manufactured housing loans held for sale to mitigate the impact on the change in value on sale of loans due to future fluctuations in interest rates. The contracts are designated as hedges, with gains and losses recorded as basis adjustments to loans held for sale.
      The Corporation does not hold or issue derivative financial instruments for trading purposes.

NET INCOME (LOSS) PER SHARE
     Earnings (loss) per share is calculated by dividing net income (loss) for the period by the weighted average number of shares of common stock outstanding during the period. The assumed conversion of convertible preferred stock and the exercise of stock options is included in the calculation of diluted earnings per share for the years ended December 31, 1997 and 1996. For the year ended December 31, 1998 there has been no assumed conversion as the result would be anti-dilutive.

STOCK DIVIDEND
     The Corporation's board of directors approved 25% stock dividends in April of 1998 and April of 1997 and a 10% stock dividend in May of 1996. The Consolidated Financial Statements, notes and other references to per share data have been retroactively restated for the stock dividends.

STOCK-BASED COMPENSATION
    SFAS No. 123 "Accounting for Stock-Based Compensation," was adopted January 1, 1996 and encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements. The Corporation has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

ACCOUNTING PRONOUNCEMENTS
     In June, 1998 SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. The statement establishes accounting and reporting standards for derivative instruments and for hedging activities. Items relevant to the Corporation include interest rate swap agreements, and certain hedges related to manufactured housing loans, both of which are periodically utilized by the Corporation. Management has not yet fully analyzed the impact of this statement on the Corporation's Consolidated Financial Statements. The statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999 with earlier adoption encouraged.
     In October, 1998 SFAS No. 134 "Accounting for MortgageBacked Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" was issued. The statement provides accounting and reporting standards for mortgage backed securities retained after the securitization of mortgage loans held for sale. The statement is effective for the first quarter of 1999 and is not expected to have a material impact on the Corporation's financial statements.


NOTE 2 - SUBSEQUENT EVENT
     On February 12, 1999 the Corporation was acquired by FirstMerit (NASDAQ:
FMER), a $7.1 billion bank holding company. The transaction was consummated with each Signal Corp shareholder receiving 1.32 common shares of FirstMerit for each common share of Signal Corp. Upon closing of the transaction the Corporation recorded certain merger related expenses, principally transaction costs and employee severance expenses, of approximately $8.7 million net of tax. Also pursuant to the sale, owners of the Corporation's Series B, 6 1/2% Cumulative Preferred Stock received one share of FirstMerit Series B 6 1/2% Cumulative Preferred Shares.
     In December 1998 the sale of the Corporation to FirstMerit was approved by the Federal Reserve Board and the Office of the Comptroller of the Currency as well as the shareholders of both the Corporation and FirstMerit.


 NOTE 3 - SECURITIES
     Securities available for sale as of December 31:

-----------------------------------------------------------------
                                           1998
                       ------------------------------------------
                        AMORTIZED UNREALIZED UNREALIZED  MARKET
($000's)                  COST       GAINS     LOSSES     VALUE
-----------------------------------------------------------------
U.S. Government and
agency obligations ......  $33,835        $86        -    $33,921
Obligations of states
and political
subdivisions ............   37,291      1,957        -     39,248
Agency mortgage-
backed securities .......  167,149        692      (196)  167,645
Retained interest in
   securitized assets ...   17,663         -         -     17,663
Other bonds, notes
and debentures ..........    4,510         -        (62)    4,448
Other securities ........   48,566        103      (122)   48,547
-----------------------------------------------------------------
Total securities ........ $309,014     $2,838     ($380) $311,472
-----------------------------------------------------------------


-----------------------------------------------------------------
                                           1997
                        -----------------------------------------
                        Amortized Unrealized Unrealized  Market
($000's)                  Cost       Gains     Losses     Value
-----------------------------------------------------------------
U.S. Government and
agency obligations.....    $30,240        $97      ($33)  $30,304
Obligations of states
and political
subdivisions...........     31,597      1,567        -     33,164
Agency mortgage-
backed securities......    216,091      1,242    (1,183)  216,150
Retained interest in
   securitized assets..     27,023        -         -      27,023
Other bonds, notes
and debentures.........      1,144         28        (3)    1,169
Other securities.......     40,518        169       (29)   40,658
-----------------------------------------------------------------
Total securities.......   $346,613     $3,103   ($1,248) $348,468
-----------------------------------------------------------------

     Securities held to maturity as of December 31:

--------------------------------------------------------------
                                      1998
                 ---------------------------------------------
                  AMORTIZED  UNREALIZED   UNREALIZED  MARKET
($000'S)            COST        GAINS       LOSSES     VALUE
--------------------------------------------------------------
Obligations of
states and political  $2,779           92         -     $2,871
subdivisions........
Agency mortgage-
backed securities...  43,403          377       (190)   43,590
Other securities....  26,468                            26,468
--------------------------------------------------------------
Total securities.... $72,650         $469      ($190)  $72,929
--------------------------------------------------------------




--------------------------------------------------------------
                                      1997
                 ---------------------------------------------
                  Amortized  Unrealized   Unrealized  Market
($000's)            Cost        Gains       Losses     Value
--------------------------------------------------------------
U.S. Government
and agency            $4,500           $3       ($31)   $4,472
obligations.........
Obligations of
states and political
subdivisions........   2,906           64        ----    2,970
Agency mortgage-
backed securities...  61,450          424       (385)   61,489


Other securities....   2,103           25        ----    2,128
--------------------------------------------------------------
Total securities.... $70,959         $516      ($416)  $71,059
--------------------------------------------------------------

     The amortized cost and approximate market value of securities at December 31, 1998, by expected actual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities were estimated based on historical and expected future prepayment trends.

------------------------------------------------------------------
                         AVAILABLE FOR SALE      HELD TO MATURITY
                 -------------------------------------------------
                        AMORTIZED    MARKET     AMORTIZED   MARKET
($000'S)                  COST        VALUE        COST      VALUE
------------------------------------------------------------------
Debt securities:
   Under 1 year.....     $13,581     $13,586      $2,180    $2,177
   1-5 years........     161,346     159,436      32,420    32,512
   6-10 years.......      55,243      55,282       6,200     6,316
   Over 10 years....      78,844      83,168      31,850    31,924
------------------------------------------------------------------
Total securities....    $309,014    $311,472     $72,650   $72,929
------------------------------------------------------------------

     At December 31, 1998 and 1997, securities with a book value of $114,800,000, and $128,571,000, respectively, were pledged to secure short-term borrowings, public deposits, and for other purposes as required or permitted by law. Gross realized gains and losses respectively were as follows: 1998 - $1,236,000 and ($1,215,000), 1997 - $1,240,000 and ($83,000); and 1996 -
$978,000 and ($394,000).



NOTE 4 - ALLOWANCE FOR CREDIT LOSSES
     Transactions in the allowance for credit losses for the years ended December 31:


------------------------------------------------------------------
($000's)                               1998       1997       1996
------------------------------------------------------------------
Balance at January 1.............     $8,773     $5,783     $5,466
Losses charged off...............    (4,380)    (1,278)    (1,002)
Recoveries of losses
   previously charged off........        269        142         60
------------------------------------------------------------------
Net charge-offs..................    (4,111)    (1,136)      (942)
Provision charged to operations..     12,538      1,615      1,259
Reserves of acquired                     -        2,511        -
businesses
------------------------------------------------------------------
Balance at December 31...........    $17,200     $8,773     $5,783
------------------------------------------------------------------

      Impaired loans amounted to $6,588,000 and $7,123,000 at December 31, 1998 and 1997, respectively. Cash basis interest income recognized on impaired loans during both years was immaterial.

NOTE 5 - PREMISES AND EQUIPMENT
     A summary of premises and equipment at December 31:


-------------------------------------------------------------------
($000's)                           Estimated           1998    1997
                                  Useful Life
-------------------------------------------------------------------
Land and improvements.........             --        $2,951  $2,744
Buildings.....................               25      17,609  16,550
Furniture and equipment.......      3 to 10 yrs      16,363  15,585
Leasehold improvements              5 to 25 yrs       1,772   1,274
Accumulated depreciation
and amortization..............                     (16,394)(15,080)
-------------------------------------------------------------------
Total premises and                                  $22,301 $21,073
equipment
-------------------------------------------------------------------

     Depreciation and amortization expense related to premises and equipment was $4,703,000 in 1998, $2,968,000 in 1997, and $1,482,000 in 1996.
    The Corporation's subsidiaries have entered into a number of noncancelable lease agreements with respect to premises. A summary of the minimum annual rental commitments under these leases at December 31, 1998, exclusive of taxes and other charges payable under the leases:


----------------------------------------------------
($000's)
----------------------------------------------------
1999.......................................     $425
2000.......................................      358
2001.......................................      352
2002.......................................      269
2003.......................................      215
2004 and subsequent years..................      511
----------------------------------------------------
Total......................................   $2,130
----------------------------------------------------

     Rental expense for cancelable and noncancelable leases was $741,000 for 1998, $417,000 for 1997, and $302,000 for 1996.

NOTE 6 - SHORT-TERM BORROWINGS
  A summary of short-term borrowings and rates at December 31:


---------------------------------------------------------------------
($000's)                                  1998       1997      1996
---------------------------------------------------------------------
FHLB advances:
Balance............................    $174,143    $64,802   $137,178
Rate...............................       5.72%      5.79%      6.09%
---------------------------------------------------------------------
Securities sold under agreements to
repurchase:
Balance............................      $7,708    $55,814    $20,402
Rate...............................       5,41%      5.68%      5.44%
---------------------------------------------------------------------
Other borrowings:

Balance............................      $1,584     $3,659     $5,876
Rate...............................       4.96%      8.18%      5.61%
---------------------------------------------------------------------
Total short-term borrowings:
Balance............................    $183,435   $124,275   $163,456
Rate...............................       5.70%      5.81%      5.99%
---------------------------------------------------------------------
Average outstanding................    $119,761   $172,223   $123,130
Weighted average interest rate.....       5.54%      5.91%      5.48%
Maximum month-end balance..........    $183,435   $230,803   $188,607
---------------------------------------------------------------------

   At December 31, 1998, the Corporation had unused lines of credit of $108.9 million available to support corporate requirements. The advances are secured by a blanket lien on first mortgage loans with balances totaling 150 percent of such advances. The FHLB stock also serves as collateral for the advances.


NOTE 7 - LONG-TERM BORROWINGS
     A summary of long-term borrowings at December 31:

--------------------------------------------------------------
($000's)                                        1998      1997
--------------------------------------------------------------
Subordinated debt, 9.125% due                $40,500   $40,500
2004.................
Federal Home Loan Bank                       120,747   205,434
advances...................
Other, ranging from 6% to 12%..........       11,423    24,759
--------------------------------------------------------------
Total long-term
borrowings.....................             $172,670  $270,693
--------------------------------------------------------------

     Interest on the subordinated debt is payable semiannually beginning in September 1997, and the debt is redeemable at the option of the Corporation any time after June 30, 2002 until its maturity date of June 30, 2004.
   At December 31, 1998, Federal Home Loan bank (FHLB) advances have rates ranging from 4.94% to 6.94%, with interest payable monthly. The advances are secured by a blanket lien on first mortgage loans with balances totaling 150 percent of such advances. The FHLB stock also serves as collateral for the advances. Long-term debt is scheduled to mature as follows: $37,023,000 in 2000, $12,182,000 in 2001, $17,597,000 in 2002, $9,360,000 in 2003, $96,508,000 in
2004, and thereafter.

NOTE 8 - SIGNAL TRUST
       In February 1998 the Corporation formed Signal Capital Trust One (" Signal Trust"), a Delaware business trust. Signal Trust was formed for the purpose of (1) issuing and selling $50 million of its 8.67% Capital Securities, Series A (the "Capital Securities"), referred to in the Consolidated Balance Sheet as "Company obligated mandatorily redeemable preferred securities", and common securities (the "Common Securities"), (2) investing the proceeds in the 8.67% Junior Subordinated Deferrable Interest Debentures, Series A issued by the Corporation (the "Signal Debentures") and (3) engaging in certain other limited activities. The Capital Securities were issued and sold to investors in a private placement exempt from the Securities Act of 1933 on February 10, 1998. The Corporation registered the securities with the Securities and Exchange Commission in June of 1998.
      The Corporation is the sole owner of the Common Securities. Distributions on the Capital Securities are guaranteed by the Corporation, are cumulative, began accumulating interest on February 13, 1998 and are payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 1998 at the annual rate of 8.67% of the liquidation amount of $1,000 per security. The interest payment schedule of the Signal Debentures is identical to that of the Capital Securities, except that so long as the Corporation is not in default under the governing indenture of the Signal Debentures, the Corporation may defer the payment of interest on the Signal Debentures at any time and from time to time for a period not exceeding ten consecutive semi-annual periods (an "Extension Period"). During any Extension Period the Corporation will be prohibited from taking certain actions, including declaring or paying any dividends or distributions on or redeeming or purchasing any of its capital stock.


NOTE 9 - INCOME TAXES
     The Corporation and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income follows:


--------------------------------------------------------------
($000's)                              1998        1997    1996
--------------------------------------------------------------
Current U.S. income taxes......   $(3,346)      $4,768  $2,404
State and local income taxes...        340         750     568
--------------------------------------------------------------
Total..........................    (3,006)       5,518   2,972
--------------------------------------------------------------
Deferred U.S. income taxes
resulting from temporary           (6,474)       5,570   4,577
differences....................
--------------------------------------------------------------
Provision for income              ($9,480)     $11,088  $7,549
taxes..............
--------------------------------------------------------------

 Deferred income taxes are included in the caption Other Liabilities in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:


--------------------------------------------------------------
($000's)                                       1998       1997
--------------------------------------------------------------
Deferred tax assets:
   Allowance for credit losses..............   $5,495   $2,769
   Basis difference - sale of loans             1,791      -
   Other assets.............................    1,569      742
--------------------------------------------------------------
Total gross deferred tax assets.............    8,855    3,511
--------------------------------------------------------------
Deferred Tax Liabilities:
   Basis difference - leased property.......    1,766    3,976
   Unrealized gain on loans and securities
     available for sale.....................      707      818
   FHLB stock dividends.....................    2,499    1,985
   Originated servicing rights..............    1,881      887
   Deferred loan fees net of costs..........    1,901    3,889
   Tax bad debt reserve over base year            545      654
   reserves.................................
   Deferred gain on sale of loans...........      -      2,066
   Basis difference - fixed assets..........       51      201
   Other net liabilities....................      127      257
--------------------------------------------------------------
Total gross deferred tax liabilities........    9,477   14,733
--------------------------------------------------------------
Net deferred tax liability..................     $622  $11,222
--------------------------------------------------------------

   Management has determined no valuation allowance for deferred tax assets was required at December 31, 1998 or 1997.
    A reconciliation between the statutory U.S. income tax rate and the Corporation's effective tax rate:


---------------------------------------------------------------
                                      1998        1997    1996
---------------------------------------------------------------
Statutory tax rate...................   (35.0%)   35.0%   35.0%
Increase (decrease) resulting from:
State and local income taxes net of
   federal benefit...................      0.8      1.6     1.8
   Non-deductible merger transaction.      1.2      0.7     -
   Tax-free income...................    (2.1)    (1.6)   (1.3)
   Amortization of intangibles.......      1.0      0.7     0.8
   Basis difference on sale of
      subsidiary.....................      7.5      -      -
   Other - net.......................    (0.9)      0.4     0.7
---------------------------------------------------------------
Effective tax rate...................  (27.5%)    36.8%   37.0%
---------------------------------------------------------------

 Retained earnings at December 31, 1998 includes approximately $150 million in allocations of earnings for bad debt deductions of thrift subsidiaries for which no income tax has been provided. Under current tax law, if the Corporation's subsidiaries use this bad debt reserve for purposes other than to absorb bad debt losses or if they merge into a non-bank entity, the bad debt reserve will be subject to federal income tax at the current corporate rate.

NOTE 10 - MANUFACTURED HOUSING INCOME

    The Corporation, through its subsidiary Mobile Consultants, Inc. (MCi), has sold certain manufactured housing finance contracts (MHF contracts) to various financial institutions while retaining the collection and recovery aspect of servicing. The amount of MHF contracts serviced as described above totaled $673.2 million and $430.1 million, at December 31, 1998 and 1997, respectively. At the time MCi sells a MHF contract to an unaffiliated financial institution, approximately one third of the fee collected is recorded as a "manufactured housing brokerage fee" and the remaining two thirds of the fee is deposited into escrow accounts and is available to offset potential prepayment or credit losses ("MCi reserves"). The MCi reserves are recognized as "servicing income on brokered MHF contracts" ratably over the MHF contract life based on the present value of the future cash flows of the MCi reserves utilizing assumptions for prepayment and credit losses and a discount rate. The undiscounted balance of the MCi reserves was $34.2 million and $46.4 million as of December 31, 1998 and 1997, respectively. Certain contracts with unaffiliated financial institutions include provisions which obligate MCi to reimburse the unaffiliated financial institution for prepayment and/or credit losses in excess of MCi reserves. In 1998, MCi recorded a liability of $3.3 million based on its estimated obligations. In addition, due to increases in the prepayments and credit losses, $7.4 million of impairment was recorded on the MCi reserves in 1998.
    The Corporation's subsidiary, Signal Bank, N.A., purchases MHF contracts from MCi, a portion of which are packaged in asset backed securitizations (ABS pools) and sold to investors. Sales and securitizations of MHF contracts totaled $100 million in 1998 and $150 million in 1997.
   At the time of sale, the Corporation records an asset, "retained interest in securitized assets," representing the discounted future cash flows to be received by the Corporation for 1) servicing income from the ABS pool, 2) principal and interest payments on MHF contracts contributed to the ABS pools as a credit enhancement, referred to as over-collateralization and 3) excess interest spread. Excess interest spread represents the difference between interest collected from MHF contract borrowers and interest paid to investors in the ABS pools net of approximately a 3% and 2% constant default rate provision for credit risk and further reduced by the impact of estimated prepayments using 200 MHP and 130 MHP at December 31, 1998 and 1997, respectively. MHP is the manufactured housing industry standard index for prepayment. Prepayment and credit loss assumptions are based on the Corporation's historical experience. Subordinated future cash flows from the ABS pools have been discounted at 10% at December 31, 1998 and 1997.

   Cash flows from the ABS pools are subject to volatility and that could materially affect operating results. Prepayments resulting from increased competition, obligor mobility, general and regional economic conditions, and prevailing interest rates, as well as actual losses incurred, may vary from the performance the Corporation expects. Actual cash flows from the Corporation's six ABS pools have been less than originally expected. The original projections reflect assumed credit loss experience at a constant rate per year throughout the term of the pools. Actual credit loss experience typically occurs in ABS pools in the second through the fourth years at a rate in excess of the assumed constant annual rate resulting in lower than projected cash flows during these months. Management reviews the cash flow and actual performance of the ABS pools. In 1998, the ABS pools were not performing as expected with prepayment and loss rates occurring at higher rates than originally anticipated. Accordingly, an impairment loss of $18 million was recorded on the retained interests. The aggregate amount of ABS pools serviced by the Corporation totaled $255.8 million and $186.2 million at December 31, 1998 and 1997, respectively, and such amounts are not included in the accompanying Consolidated Financial Statements.
    The Corporation classifies the retained interest in securitized assets in two components on the Corporation's Consolidated Balance Sheet, 1) securities available for sale, and 2) excess servicing in the balance sheet in other assets. Total retained interest in securitized assets and excess servicing were $26.3 million and $27.0 million at December 31, 1998 and 1997, respectively.

The components of manufactured housing income were as follows:


------------------------------------------------------------------
($000's)                                  1998       1997    1996
------------------------------------------------------------------
Gain on sale of ABS pools...........     $2,650    $5,734   $1,574
Manufactured housing brokerage
      fees..........................      2,464     3,151    6,726

Servicing income on brokered MHF
  contracts.........................      1,666     4,400    3,200

Servicing income on ABS pools.......        850     1,399       80

Impairment of retained interest in     (18,000)       --       --
  securitized assets................

Impairment of MCi reserves..........    (7,400)       --       --

Reserve for recourse obligations...     (3,300)       --       --
------------------------------------------------------------------
     TOTAL MANUFACTURED HOUSING
      INCOME (LOSS)................   ($21,070)   $14,684  $11,580
------------------------------------------------------------------

NOTE 11 - MORTGAGE BANKING INCOME
     The Corporation has sold certain loans to various investors while retaining servicing rights. Loans serviced for others totaled $644 million and $521 million at December 31, 1998 and 1997, respectively, and are not included in the accompanying Consolidated Financial Statements. Changes in mortgage servicing rights, classified on the balance sheet within other assets, for the years ended December 31 were as follows:


--------------------------------------------------------------
($000's)                                       1998       1997
--------------------------------------------------------------
Balance at January 1....................     $2,541     $1,503
Originated mortgage servicing rights....      4,015      1,589
Amortization............................    (1,225)      (551)
--------------------------------------------------------------
Balance at December 31                       $5,331     $2,541
--------------------------------------------------------------

THE COMPONENTS OF MORTGAGE BANKING INCOME WERE AS FOLLOWS:

--------------------------------------------------------------
($000'S)                                  1998     1997   1996
--------------------------------------------------------------
Gain on sale of mortgage loans........  $7,166   $3,972 $2,308
Mortgage fees, net of amortization       1,920    1,196  1,207
--------------------------------------------------------------
     TOTAL MORTGAGE BANKING INCOME      $9,086   $5,168 $3,515
--------------------------------------------------------------

NOTE 12 - COMPREHENSIVE INCOME
  The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income" in 1998. The Statement requires additional reporting of items that affect comprehensive income but not net income. Items relevant to the Corporation include unrealized gains and losses on securities available for sale. Other comprehensive income for the years ended December 31 was as follows:

-------------------------------------------------------------------
(000's)                                  1998       1997       1996
-------------------------------------------------------------------
Unrealized gains (losses) on
securities available for sale:

   Gross unrealized  holding
     gains  (losses) arising  during
     period                             $574     $4,540    ($2,953)

   Less: applicable income
    taxes (benefit)                      195      1,589     (1,034)
-------------------------------------------------------------------
   Net unrealized holding gains
    during period                        379      2,951     (1,919)

   Less: reclassification
     adjustment for gains realized
     in net income, net of tax of
     $7,   $405, and $204,                14        752         380
     respectively
-------------------------------------------------------------------
OTHER COMPREHENSIVE
 INCOME  (LOSS)..............           $365     $2,199    ($2,299)
-------------------------------------------------------------------


NOTE 13 - STOCK COMPENSATION PLANS
     Options can be granted under the Corporation's Stock Option Plans to key employees and directors of the Corporation and its subsidiaries for up to 1,338,300 shares of the Corporation's common stock. All options granted have up to ten year terms and vest and become fully exercisable after three to five years of continued employment. A summary of option transactions during 1998, 1997, and 1996:



-----------------------------------------------------------------------
                           1998             1997            1996
                    ---------------------------------------------------
                              AVERAGE           Average         Average
(Shares in                    OPTION             Option          Option
000's)              SHARES    PRICE     Shares    Price  Shares  Price
-----------------------------------------------------------------------
Outstanding
   beginning
   of year...       844,861   $16.32     675,256   $9.14550,929    8.33
Exercised....     (454,477)    16.36   (112,478)    8.28(42,560)   7.32
Expired......      (15,149)       -     (16,469)      - (13,850)     -
Granted......       314,000    32.66     231,046    30.50180,737  17.54
Acquired
business.....         -                   67,506    10.40    -     -
-----------------------------------------------------------------------
Outstanding,
   end of year      689,235    27.01     844,861    16.32675,256   9.14
-----------------------------------------------------------------------
Exercisable,
   end of year      686,840    27.01     389,900     8.47294,913   7.37
-----------------------------------------------------------------------

    At December 31, 1998, there were 592,346 incentive options and 96,890 nonqualified options outstanding.
      Substantially all outstanding stock options of the Corporation became 100% vested in December of 1998 upon shareholder approval of the sale of the Corporation to FirstMerit (see Note 2).
     Under the 1997 Employee Stock Purchase Plan ("Plan"), the Corporation is authorized to issue up to 171,098 shares of common stock to its full time employees, nearly all of whom are eligible to participate. Under the terms of the Plan, employees can choose each year to have up to 10 percent of their annual compensation withheld to purchase the Corporation's common stock. The purchase price of the stock is 85 percent of the lower of its beginning-of-purchase period or end-of-purchase period market price. Approximately 25 percent of eligible employees currently participate in the Plan. Under the Plan, the Corporation sold 13,917 shares to employees for 1998. On December 31, 1998 the Corporation terminated the Plan.
     The Corporation has elected to disclose pro forma net income and net income per share as if the fair-value-based method had been applied in measuring compensation costs. The assumed conversion of convertible preferred stock and the exercise of stock options is not included in the calculation of diluted earnings per share for the year ended December 31, 1998 as the result would be anti-dilutive. The Corporation's pro forma information for the years ended December 31:


-------------------------------------------------------------------
                                            1998      1997    1996
-------------------------------------------------------------------
Pro forma net income (loss) ($000's)....  ($29,514) $18,192 $12,421
Pro forma basic net income (loss) per
share..                                     ($2.55)   $1.83   $1.24
Pro forma diluted net income (loss) per
share..                                     ($2.55)   $1.50   $1.05
-------------------------------------------------------------------

     Compensation expense reflected in the pro forma disclosures is not indicative of future amounts when the SFAS No. 123 prescribed method will apply to all outstanding nonvested awards. As of December 31, 1998, options outstanding have exercise prices between $4.78 and $35.70.
     The weighted average fair value of options granted was $7.08 in 1998, $13.94 in 1997, and $9.23 in 1996. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1998, 1997, and 1996: expected dividend yield of 1.30%, 1.10%, and 1.78% and expected option lives of 2 years, 10 years and 10 years; expected volatility of 35%, 30%, and 39%, and risk-free interest rates of 4.62%, 5.70%, and 6.25%, respectively.
     The Corporation granted restricted stock to certain officers and directors in 1996 and in 1998 of which 53,125 shares are outstanding as of December 31, 1998. At the time of grant the restricted stock was scheduled to vest at 20% per year provided the Corporation met certain targets for return on shareholders' equity. Upon shareholder approval of the sale of the Corporation to FirstMerit in December of 1998 (see Note 2) all of the restricted stock granted in 1998 of 185,000 shares became 100% vested. The unvested balance of the restricted stock granted in 1996 became vested at the merger date with FirstMerit which was February 12, 1999. Restricted stock compensation expense amounted to $5.7 million in 1998.
NOTE 14 - PREFERRED STOCK
     The Corporation issued in 1994 500,000 shares of 6 1/2 percent cumulative convertible preferred stock, Series B, without par value. The stock is convertible at the option of the holder at any time or it may be redeemed by the Corporation on or after June 24, 1999 into 847,392 shares of common stock or
2.1015 common shares for each outstanding share of Series B preferred stock. Cash dividends are payable quarterly on December 1, March 1, June 1 and September 1 of each year.
     On December 16, 1997, the Corporation redeemed and converted the remaining 482,586 outstanding Series A preferred stock into 1,819,169 shares of common stock. The 7 percent cumulative convertible Series A preferred stock was originally issued in 1992.

NOTE 15 - EMPLOYEE BENEFIT PLANS
     The Corporation has a profit sharing plan covering substantially all employees. Employer contributions to the plan reflect a 50%-75% match of employee contributions up to 4% of employee wages and additional discretionary contributions as approved by the Board of Directors. As of December 31, 1998, the profit sharing plan held approximately 45,000 shares of the Corporation valued at $1.5 million. Employer contributions to the profit sharing plan were $300,000, $299,000, and $124,000 for 1998, 1997 and 1996, respectively.
     The Corporation sponsored a final-pay noncontributory defined benefit plan for Signal Bank, N.A. employees. Effective December 31, 1996, the Corporation terminated the plan, settled the accumulated benefit obligation of $2,592,000 (nonvested benefits became vested upon termination of the plan) by rolling plan assets, primarily certificates of deposit, into the profit sharing plan and purchasing nonparticipating annuity contracts. Defined benefits were not provided under any successor plan.

  As a result, the Corporation recognized a loss of $200,000 determined as follows:

--------------------------------------------------------------------
                                 Before      Effect of      After
($000's)                       Termination  Termination  Termination
--------------------------------------------------------------------
Assets and obligations:
   Accumulated benefit            ($2,592)     $2,592      $  --
obligation
   Effects of projected future
      compensation levels........    (584)        584         --
                                 -----------------------------------
   Projected benefit obligation..  (3,176)      3,176         --
   Plan assets at fair value.....    2,736    (2,736)         --
Items not yet recognized in
   earnings:
   Unrecognized net asset at
    transition...................      582      (582)         --
   Unrecognized net gain
      subsequent to transition...    (342)        342         --
                                 -----------------------------------
(Accrued)/prepaid pension cost
on the balance sheet ...........    ($200)       $200       $ --
--------------------------------------------------------------------

     Net periodic pension expense for the defined benefit plan was $0, $200,000, and $143,000 for 1998, 1997, and 1996, respectively.
    The Corporation does not provide postretirement benefits nor does it have any material liabilities for postemployment benefits.
   In June of 1998 the Corporation terminated the Employee Stock Ownership Plan
(ESOP) which had been set up in 1993 for the benefit of the employees of First Federal Savings of New Castle who meet eligibility requirements as defined by the plan. The ESOP trust purchased 160,609 shares in 1993 with proceeds from a loan from the Corporation. The Corporation made cash contributions to the ESOP on an annual basis in an amount sufficient to enable the ESOP to make the required loan payments to the Corporation. The loan called for interest at prime plus one percent with quarterly interest payments and principal payable in equal annual installments over ten years. The loan was secured by the shares of the stock purchased. As the note is repaid shares are released from collateral and allocated to qualified employees. Upon termination of the plan all outstanding shares were released and the corresponding debt was repaid. Compensation expense, which is equal to the market price of the shares upon release, amounted to $1.9 million in 1998 which included $1.6 million pursuant to the termination of the plan and $310,000, and $240,000 for the years ended December 31, 1997, and 1996, respectively.

     ESOP shares at December 31, were as follows:


------------------------------------------------------------------
                                       1998       1997       1996
------------------------------------------------------------------
Allocated shares..............        73,407     60,149     45,510
Shares released for allocation        61,586     16,061     16,328
Shares distributed............       (4,893)    (2,803)    (1,689)
Unreleased shares.............          -        78,765     94,826
                               -----------------------------------
Total ESOP shares.............       130,100    152,172    154,975
                               ===================================
Fair value of unreleased
shares at December 31                    -   $2,040,000 $1,493,000

------------------------------------------------------------------


NOTE 16 - COMMITMENTS AND CONTINGENT LIABILITIES
     The Corporation, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers and to minimize exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, and commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.
     Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with Corporation credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers and guarantors.

A summary of significant commitments and other off-balancesheet items at December 31:


--------------------------------------------------------------
                                                 Contract or
                                               Notional Amount
                                           -------------------
($000's)                                       1998       1997
--------------------------------------------------------------
Commitments to extend credit.............  $221,448   $181,256
Letters of credit (including standby
   letters of credit)....................     1,682      3,053
Commitments to sell residential
   mortgage loans........................    45,900     10,320
Interest rate swap agreements............    75,000     65,500
Forward contract on loans held for sale..       -       41,000
--------------------------------------------------------------

Commitments to extend credit are agreements to lend. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation's exposure to credit risk in the event of nonperformance by the other party is the contract amount.
 Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 1998, all standby letters of credit will expire within one year. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.
   The Corporation enters into forward contracts for future delivery of residential mortgage loans of a specified yield to reduce the interest rate risk associated with fixed-rate residential mortgages held for sale and commitments to fund residential mortgages. Credit risk arises from the possible inability of the other parties to comply with the contract terms. The majority of the Corporation's contracts are with U.S. government-sponsored enterprises (FNMA and FHLMC). Fixed rate commitments to sell residential mortgage loans of $45.9 million at December 31, 1998 are subject to market risk resulting from fluctuations in interest rates and the Corporation's exposure is limited to the replacement value of those commitments.
   These contracts carry the risk of the counterparty's future ability to perform under the agreement. A limit of market exposure is approved for all counterparties.
   In 1998, the Corporation entered into interest rate swap agreements with a notional principal amount of $75 million in connection with the issuance of the $50 million of fixed rate mandatorily redeemable preferred securities and a $25 million brokered certificate of deposit. The Corporation receives fixed-rate payments at 8.67% and 6.50%, respectively, and pays a variable interest rate based upon three-month LIBOR. These transactions involve the exchange of fixed and floating rate payments without the exchange of the underlying principal amount.
   At December 31, 1997, the Corporation had a $41 million forward contract which matured January 21, 1998 on manufactured housing loans held for sale. Notional principal amounts are often used to express the volume of these types of transactions, however, they do not represent the much smaller amounts that are potentially subject to credit risk. Entering into interest rate swap agreements and hedges involves the risk of dealing with counterparties and their ability to meet the terms of the contract. The Corporation controls the credit risk of these transactions through adherence to an investment policy, credit approval policies and monitoring procedures.
   The Corporation has guaranteed lease financing of Alliance Corporate Resources of approximately $10.9 million.
    There are legal claims pending against the Corporation and its subsidiaries. Based on a review of such litigation with legal counsel, management believes that any resulting liability would not have a material effect upon the Corporation's consolidated financial position or results of operations.

NOTE 17 - ACQUISITIONS

-----------------------------------------------------------------------
                                        CONSIDERATION
                                    --------------------
                                                 COMMON
                             DATE      CASH       SHARES      METHOD OF
                           COMPLETED ($000'S)     ISSUED     ACCOUNTING
-----------------------------------------------------------------------
First Shenango........      6-29-98     --       3,087,000      pooling
Alpha Equipment            10-31-97   $1,700         --        purchase
   Group, Inc.........
Summit Bancorp........       7-8-97     --         686,186      pooling
Alliance Corporate
   Resources, Inc.....       7-1-97    2,000          --       purchase
Mobile Consultants,
    Inc...............       4-3-96    6,900       480,291     purchase
-----------------------------------------------------------------------

   The Consolidated Financial Statements have not been restated to include the acquisition of Summit Bancorp due to immateriality.
   On September 15, 1997, the Corporation purchased deposits of approximately $151 million, loans of $24 million and seven North Central Ohio branch facilities from KeyBank, N.A. for approximately $19 million. On March 23, 1996, the Corporation purchased deposits of approximately $26.6 million and a branch facility in Mount Vernon, Ohio from Peoples National Bank for $2.4 million. On June 29, 1998 the Corporation completed its acquisition of First Shenango Bancorp, Inc. The acquisition was completed with the exchange of approximately 3,087,000 common shares of Signal Corp for all of the 2,161,000 outstanding common shares of First Shenango. The acquisition was accounted for as a pooling of interests and accordingly all prior period data has been restated.
  Pursuant to the acquisition of First Shenango the Corporation recorded $9.2 million in nonrecurring expenses ($6.3 million after-tax) in the second quarter of 1998. These costs were primarily for 1) transaction costs of $1.8 million ($1.5 million after-tax) including financial advisory, legal, and accounting services, 2) estimated operational conversion costs of $5.6 million ($3.6 million after-tax) to integrate First Shenango into Signal Corp including system conversions, product conversions/introductions and the elimination of certain duplicated operations, and 3) $1.8 million ($1.2 million after-tax) in additional provision for credit losses. In the fourth quarter of 1998, upon shareholder approval of the Corporation's sale to FirstMerit, the Corporation reversed approximately $2.7 million ($1.8 million after-tax) of estimated operational conversion costs that as a result of the pending merger with FirstMerit were no longer expected to be implemented.

The following table sets forth the separate results of operations for Signal Corp and for Shenango for the applicable periods prior to the consummation of the acquisition:


--------------------------------------------------------------
                            THREE
                            MONTHS       Year         Year
                             ENDED       Ended        Ended
                            MARCH 31   December 31  December 31
(000's)                       1998        1997         1996

--------------------------------------------------------------
Revenue:
     Signal Corp             $35,277     $119,378      $91,488
     Shenango                  7,156       30,350       28,638
                         -------------------------------------
Total                        $42,433     $149,728     $120,126
Net Income:
     Signal Corp              $4,059      $14,448       $9,850
     Shenango                    889        4,586        3,010
                         -------------------------------------
Total                         $4,948      $19,034      $12,860
--------------------------------------------------------------

NOTE 18 - SALE OF SUBSIDIARY
    In the fourth quarter of 1998 the Corporation sold one of its leasing subsidiaries, Alliance Corporate Resources, Inc. The Corporation recorded a loss on the sale of $5.4 million ($4.4 million after-tax).

NOTE 19 - REGULATORY MATTERS
     The principal source of income and funds for the Corporation (parent company) are dividends from its subsidiaries. During the year 1998, the amount of dividends that the banking subsidiaries can pay to the Corporation without prior approval of regulatory agencies is limited to their 1998 eligible net profits, as defined, plus the adjusted retained 1997 and 1996 net income of the subsidiaries.
     Banking subsidiaries must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank. In 1998 and 1997, the subsidiary banks were required to maintain average reserve balances of $12,093,000 and $5,821,000, respectively.
     The Federal Reserve Board adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity excluding unrealized gains and losses on securities available for sale, less goodwill. Total capital consists of Tier 1 capital plus certain debt instruments and the allowance for credit losses, subject to limitation. Failure to meet certain capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Consolidated Financial Statements. As of December 31, 1998, the most recent notification from the regulators categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believe have changed the Banks' categories.
   Capital and risk-based capital and leverage ratios for the Corporation and its significant subsidiaries at December 31:




---------------------------------------------------------------
                                                    1998
                                            -------------------
($000's)                                     AMOUNT      RATIO
---------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
   Signal Bank N.A........................   144,349     10.29%
   Summit Bank N.A........................    10,401     10.89%
   First Federal Savings of New Castle....    46,147     23.31%
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
   Signal Bank N.A........................    87,793      6.26%
   Summit Bank N.A........................     9,086      9.51%
   First Federal Savings of New Castle....    43,668     22.06%
TIER 1 LEVERAGE CAPITAL (TO AVERAGE
   ASSETS):
   Signal Bank N.A........................    87,793      5.99%
   Summit Bank N.A........................     9,086      7.70%
   First Federal Savings of New Castle....    43,668     10.27%
---------------------------------------------------------------

---------------------------------------------------------------
                                                 1997
($000's)                                   AMOUNT      RATIO
---------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
   Signal Corp.............................. $114,668     12.89%
   Signal Bank N.A..........................  100,948     11.43%
   Summit Bank N.A..........................    7,355      9.88%
   First Federal Savings of New Castle......   40,963     20.25%
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
   Signal Corp..............................   72,753      8.18%
   Signal Bank N.A..........................   86,441      9.78%
   Summit Bank.A............................    6,423      8.63%
   First Federal Savings of New Castle......   38,430     19.00%
TIER 1 LEVERAGE CAPITAL (TO AVERAGE
   ASSETS):
   Signal Corp..............................   72,753      5.23%
   Signal Bank N.A..........................   86,441      6.68%
   Summit Bank N.A..........................    6,423      6.40%
   First Federal Savings of New Castle......   38,430     10.42%
---------------------------------------------------------------

NOTE 20 - EARNINGS PER SHARE
   For the year ended December 31, 1998 there has been no assumed conversion of the Corporation's convertible preferred securities or assumed exercise of its common stock options for purposes of calculating diluted earnings per share as the result would be anti-dilutive.

  Reconciliation of Basic Earnings Per Share to Diluted Earnings Per Share for the Years Ended December 31:


--------------------------------------------------------------
                                          1997
                          ------------------------------------
                                                   Per-Share
(000's except per share      Income      Shares      Amount
data)
--------------------------------------------------------------
BASIC EPS
Income available to
 common shareholders........   $17,450       9,051       $1.93
EFFECTIVE OF DILUTIVE
   SECURITIES
Convertible Preferred.......     1,584       2,713        0.31
Stock Options...............       --          387        0.05
--------------------------------------------------------------
DILUTED EPS
Income available to
common shareholders plus
assumed conversions.........   $19,034      12,151       $1.57
--------------------------------------------------------------
--------------------------------------------------------------
                                          1996
                          ------------------------------------
                                                   Per-Share
(000's except per share      Income      Shares      Amount
data)
--------------------------------------------------------------
BASIC EPS
Income available to
 common shareholders........   $11,164       8,670       $1.29
EFFECTIVE OF DILUTIVE
   SECURITIES
Convertible Preferred.......     1,665       2,925        0.19
Stock Options...............        31         234        0.01
--------------------------------------------------------------
DILUTED EPS
Income available to
  common shareholders plus
  assumed conversions.......   $12,860      11,829       $1.09
--------------------------------------------------------------

NOTE 21 - RELATED PARTY TRANSACTIONS
     At December 31, 1998 and 1997, certain directors, executive officers, principal holders of Corporation common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount, net of participations, of $1,701,000 and $2,240,000, respectively. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

NOTE 22 - FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts and estimated fair values for financial instruments at December 31:


-------------------------------------------------------------------
                                                      1998
                                              ---------------------
                                               CARRYING  FAIR VALUE
($000's)                                       AMOUNT
-------------------------------------------------------------------
FINANCIAL ASSETS:
   Cash and short-term investments.........    $101,281   $101,281
   Securities available for sale...........     311,472    311,472
   Securities held to maturity.............      72,650     72,929
   Loans and leases including loans held
      for sale.............................   1,377,849  1,404,001
FINANCIAL LIABILITIES:
                                              1,384,415  1,406,922
Deposits...................................
                                                356,105    361,878
Borrowings.................................
MANDATORILY REDEEMABLE PREFERRED
SECURITIES.................................      50,000     52,530

-------------------------------------------------------------------
                                                      1997
                                              ---------------------
                                              Carrying
($000's)                                       Amount    Fair Value
-------------------------------------------------------------------
FINANCIAL ASSETS:
   Cash and short-term investments.........     $67,188    $67,188
   Securities available for sale...........     348,468    348,468
   Securities held to maturity.............      70,959     71,059
   Loans including loans held for sale.....
                                              1,257,317  1,259,684
FINANCIAL LIABILITIES:

Deposits...................................   1,256,896  1,254,250
                                                394,968    400,148
Borrowings.................................

     Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented above should not be construed as the underlying value of the Corporation.
     The following methods and assumptions were used in determining the fair value of selected financial instruments:
     SHORT-TERM FINANCIAL ASSETS AND LIABILITIES - for financial instruments with short or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, accrued interest receivable, accrued interest payable, certain deposits (non-interest bearing demand, interest checking, savings and money market), repurchase agreements and short-term borrowings.
     SECURITIES, AVAILABLE FOR SALE AND HELD TO MATURITY - fair values were based on quoted market prices, dealer quotes and prices obtained from independent pricing services.
     LOANS AND LEASES - fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrow with similar credit ratings and for the same remaining maturities.
     DEPOSITS - fair values for certificates of deposit were estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

     LONG-TERM DEBT AND SUBORDINATED DEBT- fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.
    COMMITMENTS AND LETTERS OF CREDIT - fair value of commitments to extend credit would be based on fees currently being charged to enter into similar agreements, taking into account the remaining terms of the agreements. The Corporation only charges a nominal loan commitment fee and, accordingly, there is no fair value associated with loan commitments.

NOTE 23 - SEGMENTS
     The Corporation has adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". The statement requires financial disclosure and descriptive information about reportable operating segments. The Corporation's management organizes the segments for management and internal reporting purposes as "Community Banking", "Manufactured Housing", and "Other". The Community Banking segment includes the Corporation's three banking subsidiaries which have been aggregated for disclosure purposes based on the similar nature of products and services provided by the institutions as well as the regulatory environment in which they operate. The bank subsidiaries offer a full range of deposit and loan products and other services to individuals and businesses. This segment also includes bank subsidiaries involved in various other financial services including equipment leasing, investment advisory services, financial planning, and real estate appraisal services. The Manufactured Housing segment specifically refers to Mobile Consultants, Inc. ("MCi").
 MCi originates financing and services the collection and recovery of loans on manufactured houses. Management evaluates performance of the individual segments on the basis of net income. Other includes the activities of the Bank holding company.
    Intersegment revenue is generally accounted for as if the revenue was from a third party. The financial information for each business segment reflect those which are specifically identifiable.
     The measurement of the performance of the business segments is based on the management structure of the Corporation and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' financial condition and results of operations if they were independent entities.

 Selected financial information by business segment for the three years ended December 31 is included in the following summary:


--------------------------------------------------------------
($000's)                        1998        1997        1996
--------------------------------------------------------------
REVENUES:
   Community Banking          $143,825    $137,575    $109,862
   Manufactured Housing         13,059      25,955      15,797
   Other                         4,482       1,428         407
   Eliminations               (20,938)    (15,230)     (5,940)
--------------------------------------------------------------
TOTAL....................     $140,428    $149,728    $120,126
--------------------------------------------------------------
INTERSEGMENT REVENUES:
   Community Banking            $4,202        $403         $73
   Manufactured Housing         16,736      14,827       5,867
--------------------------------------------------------------
TOTAL...................       $20,938     $15,230      $5,940
--------------------------------------------------------------
NET INCOME (LOSS):
   Community Banking          ($7,945)     $18,849     $12,547
   Manufactured Housing        (6,701)       7,289       5,263
   Other                       (6,760)     (1,353)       (388)
   Eliminations                (3,555)     (5,751)     (4,562)
--------------------------------------------------------------
TOTAL...................     ($24,961)     $19,034     $12,860
--------------------------------------------------------------
TOTAL ASSETS:
  Community Banking         $1,985,326  $1,817,952  $1,467,606
  Manufactured Housing          23,295      26,966      20,851
  Other                         10,849       2,721       3,060
  Eliminations                (69,228)    (15,252)     (5,349)
--------------------------------------------------------------
TOTAL..................     $1,950,242  $1,832,387  $1,486,168
--------------------------------------------------------------

     Capital expenditures relating primarily to the Community Banking Group totaled $6,553,000, $6,788,000, and $4,025,000, in 1998, 1997, and 1996,
respectively. These expenditures consisted primarily of investments in data processing equipment, including network computer technology, software, operations, operations equipment and the retail distribution network.

NOTE 24 - PARENT COMPANY FINANCIAL STATEMENTS

     The condensed financial statements of the Corporation ($000's):


------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME (PARENT COMPANY ONLY)
For the Years Ended December 31:         1998      1997      1996
------------------------------------------------------------------
INCOME:
Dividends from subsidiaries.........   $   -     $1,000     $6,000
Interest on loans to subsidiaries...    4,202       364        264
Securities (gains) losses...........       -        576        (2)
Other...............................      280     1,041        761
------------------------------------------------------------------
TOTAL INCOME........................    4,482     2,981      7,023
------------------------------------------------------------------
EXPENSES:
Interest............................    7,406     2,922        -
Other...............................    7,726       708        688
------------------------------------------------------------------
TOTAL EXPENSES                         15,132     3,630        688
------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES AND
   UNDISTRIBUTED  EARNINGS (LOSS)
   OF SUBSIDIARIES                   (10,650)     (649)      6,335
Applicable income taxes (benefit)     (3,720)     (201)        497
------------------------------------------------------------------
INCOME (LOSS) BEFORE
    UNDISTRIBUTED EARNINGS
    (LOSS) OF  SUBSIDIARIES.........  (6,930)     (448)      5,838
------------------------------------------------------------------
Undistributed earnings (loss) of
subsidiaries........................ (18,031)    19,482      7,022

------------------------------------------------------------------
NET INCOME (LOSS)...................($24,961)   $19,034    $12,860
------------------------------------------------------------------

-----------------------------------------------------------------
CONDENSED BALANCE SHEET (PARENT COMPANY ONLY)
December  31:                                    1998      1997
-----------------------------------------------------------------
ASSETS:
Cash and equivalents.........................   $2,914     $1,764
Securities available for sale................    4,825      4,927
Loans to subsidiaries........................   57,336     13,551
Investment in subsidiaries...................  168,324    184,746
Other assets.................................    6,024      1,840
-----------------------------------------------------------------
TOTAL ASSETS                                   239,423    206,828
-----------------------------------------------------------------
LIABILITIES:
Subordinated debt............................   40,500     40,500
Accrued expenses and other liabilities.......   11,084     13,731
-----------------------------------------------------------------
TOTAL LIABILITIES............................   51,584     54,231
-----------------------------------------------------------------
Mandatorily redeemable preferred securities     50,000        -
-----------------------------------------------------------------
SHAREHOLDERS' EQUITY                           137,839    152,597
-----------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $239,423   $206,828
-----------------------------------------------------------------

-----------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
For the Years Ended                          1998      1997      1996
  December 31:
-----------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income (loss).....................    ($24,961)   $19,034   $12,860
Adjustments to reconcile net
income (loss) to net cash (used)
provided by operating activities:
   Undistributed earnings (loss) of
     subsidiaries.....................       18,031  (19,482)   (7,022)
   Securities (gains) losses..........          -       (576)         2
   Deferred and unearned
     amortization of ESOP shares......        1,195      -         -
   Restricted stock...................        5,715      -         -
   Decrease (increase) in other
    assets............................      (4,184)     1,631     2,834
   Increase (decrease) in accrued
      expenses and other liabilities..      (2,647)   (2,074)     1,431
-----------------------------------------------------------------------
NET CASH (USED) PROVIDED BY
   OPERATING  ACTIVITIES..............      (6,851)   (1,467)    10,105
-----------------------------------------------------------------------
INVESTING ACTIVITIES:
Purchases of securities...............         -      (9,698)  (11,515)
Proceeds from sales or maturities
of  securities........................          102    10,982    20,402
Capital contributions to
subsidiaries..........................     (44,319)  (37,305)  (10,475)
Other.................................          325     (468)       135
-----------------------------------------------------------------------
NET CASH USED IN INVESTING
   ACTIVITIES.........................     (43,892)  (36,489)   (1,453)
-----------------------------------------------------------------------
FINANCING ACTIVITIES:
Issuance of debt......................         -       40,500     4,000
Issuance of company obligated
 mandatorily redeemable
preferred securities..................       50,000       -         -
Purchase of treasury stock............          -       (722)   (6,317)
Purchase of preferred stock...........          -        -      (2,002)
Proceeds from stock options ..........        7,222     1,185       311
Cash dividends paid...................      (5,329)   (4,821)   (4,376)
-----------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
   FINANCING  ACTIVITIES..............       51,893    36,142   (8,384)
-----------------------------------------------------------------------
INCREASE (DECREASE) IN CASH...........        1,150   (1,814)       268
CASH AT BEGINNING OF YEAR.............        1,764     3,578     3,310
-----------------------------------------------------------------------
CASH AT END OF YEAR...................       $2,914    $1,764    $3,578
-----------------------------------------------------------------------